EUROBANCSHARES, INC. REPORTS
FOURTH QUARTER AND YEAR ENDED 2004 FINANCIAL RESULTS

San Juan, Puerto Rico, January 20, 2005—EuroBancshares, Inc. (Nasdaq: EUBK) today reported results for the fourth quarter and year ended December 31, 2004.

Net Income

EuroBancshares’ net income for fourth quarter 2004 increased 88.09% to $6.7 million, or $0.32 per diluted share, compared to net income of $3.6 million, or $0.25 per diluted share, for the same period in 2003 after considering the issuance of 1,416,620 shares in connection with the Company’s acquisition of The Bank & Trust of Puerto Rico (BankTrust), the effect of a two-for-one common stock split effective July 15, 2004, the issuance of 3,450,000 shares effective August 11, 2004 in our the Initial Public Offering (IPO), the issuance of an additional 517,500 shares effective September 15, 2004 resulting from the exercise of the underwriters’ over-allotment option in connection with the IPO, and the exercise of 230,802 options during 2004, which includes 65,552 shares by two directors during the last quarter of 2004. Return on Average Assets (ROAA) for the fourth quarter of 2004 was 1.32%, compared to a ROAA of 1.15% for the same quarter last year. Return on Average Common Equity (ROAE) for fourth quarter 2004 was 18.47%, compared to 18.99% for fourth quarter 2003.

Net income before extraordinary gain for the year ended December 31, 2004 was $18.9 million, or $1.07 per diluted share, compared to net income of $9.9 million, or $0.69 per diluted share, for the year ended December 31, 2003. Net income of $23.3 million for the year ended December 31, 2004 included an extraordinary gain of $4.4 million resulting from the acquisition of BankTrust in May 2004. ROAA for the year ended December 31, 2004 was 1.32%, compared to a ROAA of 0.87% for the year ended December 31, 2003. ROAE for the year ended December 31, 2004 was 23.81%, compared to 16.50% for the year ended December 31, 2003.

Net Interest Income

In the fourth quarter of 2004, the Company reported net interest income of $18.3 million, as compared to $10.7 million for the fourth quarter of 2003. Likewise, for the year ended December 31, 2004, net interest income rose to $62.0 million compared to $39.6 million for the year ended December 31, 2003.

Net interest margin on a fully taxable equivalent basis and spread increased to 3.88% and 3.51% for the fourth quarter of 2004 as compared to 3.70% and 3.35% for the same quarter of 2003, respectively. For the year ended December 31, 2004, net interest margin on a fully taxable equivalent basis increased to 3.77%, while net interest spread increased to 3.47%, from 3.75% and 3.41% for the year ended December 31, 2003, respectively. These increases were mainly attributable to increased volumes of interest earning assets and liabilities combined with the rises in interest rates experienced during 2004. Because these rises in interest rates began during the second quarter of 2004, the positive impact on the Company’s year-to-ratios is reduced when comparing the years 2004 and 2003.

The Company reported total interest income of $30.5 million for the fourth quarter of 2004, up from $18.7 million for the fourth quarter of 2003. The $11.7 million, or 62.71%, increase was driven by the combined effect of a $762.9 million increase in average interest earning assets, which also reflects the assets acquired in BankTrust acquisition and the 125 basis points increase in market rates during 2004.

Total interest income for the year ended December 31, 2004 was $103.5 million, compared to total interest income of $71.5 million for the year ended December 31, 2004. These increases, which resulted primarily from increases in average interest-earning assets, were tempered by the reduced yields experienced during 2004. Year-to-date average interest-earning assets increased to $1.7 billion as of December 31, 2004, when compared to $1.1 billion as of December 31, 2003. Average fourth quarter interest-earning assets increased to $2.0 billion as of December 31, 2004 as compared to $1.2 billion as of December 31, 2003. While these yields reflect the 125 basis points increase in market rates since the second quarter of 2004, the higher average balances are attributed primarily to the volume of loans produced during 2004 and the assets acquired in the BankTrust acquisition.

Interest expense for the fourth quarter of 2004 was $12.2 million, as compared to $8.1 million for the same quarter of 2003. Total interest expense reported for the year ended on December 31, 2004 was $41.5 million, as compared to $31.9 million for the year ended December 31, 2003. These increases resulted from the net effect of higher interest-bearing liabilities and the lower costs of funds that the Company experienced during 2004. Average interest bearing liabilities for the fourth quarter ended December 31, 2004 increased to $1.7 billion, as compared to $1.1 billion for the quarter ended December 31, 2003. Year-to-date average interest bearing liabilities as of December 31, 2004 increased to $1.5 billion, compared to $979.6 million as of December 31, 2003. These increases resulted from organic growth as well as from the acquisition of BankTrust in May 2004.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the quarter ended December 31, 2004 remained at $1.3 million, as compared to the same quarter during 2003. The provision for loan and lease losses for the year ended December 31, 2004 was $7.1 million, as compared to $6.5 million for the year ended December 31, 2003. The provision for loan and lease losses is indicative of management’s current assessment of the allowance for loan and lease losses, which considers, among other items, the quality of the loan portfolio.

Non-Interest Income

The Company recorded non-interest income of $3.4 million in the fourth quarter of 2004, as compared to $2.9 million in the fourth quarter of 2003. Total non-interest income for the year ended December 31, 2004 was $9.1 million, as compared to $9.0 million for the year ended December 31, 2003. The Company’s largest non-interest income source is derived from service charges, primarily on deposit accounts. Income from service charges increased to $2.3 million for the quarter ended December 31, 2004, up from $1.8 million for the quarter ended December 31, 2003. Year-to-date income derived from service charges was $8.1 million for the year ended on December 2004, as compared to $5.5 million for the year ended December 31, 2003.

Gain on the sale of loans and leases of $1.1 million was the second largest source of non-interest income during the fourth quarter of 2004, as compared to $661,000 for the same quarter of 2003. For the year ended December 31, 2004, gain on sale of loans and leases was $1.4 million, as compared to $3.5 million for the year ended December 31, 2003. In November 2004, the Company sold lease-financing contracts on a limited recourse basis with carrying values of $30.0 million. The Company sold an additional $30.0 million and $20.0 million of these lease-financing contracts in June and December of 2003, respectively. The Company retained servicing responsibilities on the lease financing contracts sold. In addition, during 2004, $28.9 million in mortgage loans were sold to other financial institutions, as compared to sales of $42.8 million in September 2003.

Non-interest Expense

Non-interest expense for the fourth quarter of 2004 increased to $10.8 million, as compared to $8.2 million for the fourth quarter of 2003. Non-interest expense for the year ended December 31, 2004 increased to $36.8 million, from $28.9 million for the year ended December 31, 2003. These increases were primarily attributable to increases in personnel, occupancy and professional expenses. These expenses continued to reflect the establishment of Mayaguez branch in September 2003 and Hatillo branch in March 2004, the Company’s growth in total assets, and increases in operating expenses resulting from the acquisition of BankTrust. However, the Company was able to improve its efficiency ratio on a fully taxable equivalent basis to 48.24% from 58.59% for the quarters ended December 31, 2004 and 2003, respectively, and 50.31% for the year ended on December 31, 2004, as compared to 57.86% for the year ended December 31, 2003.

Income Tax Expense

The Company recorded income tax expense of $2.9 million during the fourth quarter of 2004, up from $468,000 during the same period of 2003. Income tax expense for the year ended December 31, 2004 also increased to $8.2 million, as compared to $3.4 million for the year ended December 31, 2003. This increase reflects a $27.2 million pre-tax income and a 30.4% effective tax rate for the year ended December 31, 2004, as compared to a 25.8% effective tax rate for the year ended December 31, 2003. The increase in the effective rate resulted mainly from the increase in taxable income as a percentage of total income during 2004, as compared to 2003.

Balance Sheet Summary

The Company continued to grow its balance sheet with total assets of $2.103 billion as of December 31, 2004, from $1.321 billion as of December 31, 2003, an increase of $781.8 million, or 59.18%. Total loans also increased by $488.2 million to $1.387 billion as of December 31, 2004, up from $899.4 million as of December 31, 2003. Total investments increased by $285.4 million to $613.7 million as of December 31, 2004, up from $328.3 million as of December 31, 2003.

Deposits increased by $424.5 million, from $984.6 million as of December 31, 2003 to $1.409 billion as of December 31, 2004. Other borrowings increased to $520.2 million as of December 31, 2004, as compared to $264.6 million as of December 31, 2003. These increases during 2004 included total assets acquired in the amount of $522.0 million, net loans in the amount of $336.3 million, and deposits and borrowings assumed amounting to $484.3 million as a result of the acquisition of Bank Trust on May 3, 2004.

Total stockholders’ equity increased to $158.9 million as of December 31, 2004, as compared to total stockholders’ equity of $65.1 million as of December 31, 2003. This increase resulted primarily from (i) the issuance of common stock in the amount of $6.0 million in a private placement and the issuance $5.6 million of common stock, both as a result of the BankTrust acquisition in May 2004, (ii) the issuance of $50.1 million of common stock in the IPO effective August 11, 2004, including the exercise of the underwriters’ over-allotment option effective September 15, 2004, and (iii) the exercise of 230,802 options for the aggregate exercise price of $976,458, of which 65,552 options were exercised on November 30 and December 1, 2004 at an aggregate exercise price of $217,960, and 165,250 options were exercised during the first quarter of the year at an aggregate exercise price of $758,498. In addition, this increase also reflects the issuance of $10.8 million of preferred stock in connection with the acquisition of BankTrust.

Asset Quality

Nonperforming assets to total assets decreased to 2.23% at December 31, 2004, from 2.54% and 2.51% at September 30, 2004 and December 31, 2003, respectively. Even with higher volumes of assets, nonperforming assets moved to $47.0 million at December 31, 2004, from $49.9 million and $33.2 million at September 30, 2004 and December 31, 2003, respectively. Nonperforming loans to total loans also decreased to 2.92% at December 31, 2004, from 3.17% and 2.98% at September 30, 2004 and December 31, 2003, respectively. Net charge-offs as a percentage of year-to-date average loans represent 0.69% at December 31, 2004, when compared to 0.68%, and 0.47% at September 30, 2004 and December 31, 2003, respectively. Net charge-offs for the quarter ended December 31, 2004 were impacted by a $413.8 thousand adjustment to charge-off finance leases 365 days or more past due.

Rafael Arrillaga-Torréns, Chairman, President and Chief Executive Officer, stated, “We are pleased with both our fourth quarter and full year 2004 results. The success that we attained in 2004 indicates that we are achieving our primary objectives to enhance our profitability and establish Eurobank as the premier small and middle market bank in Puerto Rico. Increased assets, deposits, loans and revenues all contributed to our enhanced profitability.

The Company’s capacity to further grow earnings is reflected in the organic growth achieved during the fourth quarter, particularly in our core business focus area of providing commercial loans to the small to mid-size market. Our commercial loan portfolio grew 5.94%, when compared to our portfolio as of September 30, 2004. At the same time, our loan and lease portfolio continue to be solid as nonperforming loans to total loans were down twenty-five basis points from the prior quarter. Moreover, we continue moving forward with the consolidation of the assets acquired from BankTrust. Our goal is to offer all the advantages of the combined institution to our customers, consistent with the strategy of providing superior services through highly qualified and relation oriented employees.

As part of our ongoing strategic growth plan, we established a de novo branch in Hatillo, Puerto Rico and acquired BankTrust, a commercial bank in Puerto Rico, that will provide our customers with a broad range of services and products. The acquisition also provides us with new customers to whom we can cross sell our products and services. The bank’s trust and wealth management group should also enable us to grow our trust business more rapidly.”

Mr. Arrillaga-Torréns concluded, “Certainly our successful initial public offering was one of the highlights of the year. As a result of this offering Eurobank is positioned to further grow our operations in 2005. We are confident in our ability to generate above average growth in the future. We will continue our expansion through internal growth and the opening of additional branches. We will also consider selective acquisitions that could further enhance our growth.”

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly owned banking subsidiary, Eurobank; EBS Overseas, an international banking entity, and its wholly owned insurance agency, EuroSeguros.

"Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares' most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission."

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

December 31, 2004 and 2003

Assets	2004	2003
Cash and due from banks	$18,597,116	$22,522,342
Interest-bearing deposits	3,271,377	19,324,216
Securities purchased under agreements to resell	42,810,479	20,483,736
Investment securities available for sale:
Pledged securities with creditors’ right to repledge	484,050,100	213,355,417
Other securities available for sale	71,431,643	111,582,625
Investment securities held to maturity:
Pledged securities with creditors’ right to repledge	34,390,675	—
Other securities held to maturity	15,113,768	—
Other investments	8,715,600	3,342,100
Loans held for sale	2,684,063	6,846,330
Loans, net of allowance for loan and lease losses of $19,038,836 in 2004
and $9,393,943 in 2003	1,365,890,375	883,151,891
Accrued interest receivable	11,167,973	6,792,687
Customers’ liability on acceptances	395,161	558,085
Premises and equipment, net	11,261,213	10,531,353
Other assets	32,933,871	22,443,283
Total assets	$2,102,713,414	$1,320,934,065
Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$137,895,861	$104,757,697
Interest bearing	1,271,140,575	879,791,433
Total deposits	1,409,036,436	984,549,130
Securities sold under agreements to repurchase	463,409,056	207,523,000
Acceptances outstanding	395,161	558,085
Notes payable to Federal Home Loan Bank	10,403,638	10,700,000
Notes payable to Statutory Trusts	46,393,000	46,393,000
Accrued interest payable	6,719,851	2,868,130
Accrued expenses and other liabilities	7,441,284	3,267,464
	1,943,798,426	1,255,858,809
Stockholders’ equity:
Preferred stock:
Preferred stock Series A, $0.01 par value. Authorized 20,000,000
shares; issued and outstanding 430,537 in 2004	4,305	—
Capital paid in excess of par value	10,759,120	—
Common stock:
Common stock, $0.01 par value. Authorized 150,000,000
shares; issued and outstanding 19,564,086 and
13,947,396 shares in 2004 and 2003, respectively	195,641	69,737
Capital paid in excess of par value	105,408,402	42,943,014
Retained earnings:
Reserve fund	4,632,125	2,348,598
Undivided profits	41,072,886	20,521,151
Accumulated other comprehensive loss	(3,157,491)	(807,244)
Total stockholders’ equity	158,914,988	65,075,256
Total liabilities and stockholders’ equity	$2,102,713,414	$1,320,934,065

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

For the three month periods and years ended December 31, 2004 and 2003

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Interest income:
Loans, including fees	$26,219,557	$16,808,895	$90,873,069	$64,952,274
Investment securities	4,141,203	1,825,490	12,088,785	6,009,233
Interest-bearing deposits, securities purchased
under agreements to resell, and other	123,809	101,068	514,602	554,344
Total interest income	30,484,569	18,735,453	103,476,456	71,515,851
Interest expense:
Deposits	9,066,862	6,858,928	33,309,033	27,384,400
Securities sold under agreements to repurchase,
notes payable, and other	3,104,420	1,191,208	8,172,239	4,537,848
Total interest expense	12,171,282	8,050,136	41,481,272	31,922,248
Net interest income	18,313,287	10,685,317	61,995,184	39,593,603
Provision for loan and lease losses	1,250,000	1,330,000	7,100,000	6,451,000
Net interest income after provision for loan
and lease losses	17,063,287	9,355,317	54,895,184	33,142,603
Noninterest income:
Service charges – fees and other	2,272,429	1,774,690	8,056,482	5,456,397
Net gain on sale of securities	—	707,155	—	707,155
Net loss on sale of other real estate owned, repossessed
assets, and on disposition of other assets	(23,833)	(290,421)	(358,890)	(662,556)
Gain on sale of loans	1,116,870	660,794	1,395,105	3,546,634
Total noninterest income	3,365,466	2,852,218	9,092,697	9,047,630
Noninterest expense:
Salaries and employee benefits	5,182,700	4,206,640	19,193,637	15,434,082
Occupancy	1,928,358	1,493,325	6,942,603	5,909,923
Professional services	918,009	402,096	2,196,101	1,402,283
Insurance	351,786	143,183	803,727	627,540
Promotional	158,433	125,656	545,128	510,782
Other	2,253,092	1,784,656	7,149,377	4,990,437
Total noninterest expense	10,792,378	8,155,556	36,830,573	28,875,047
Income before income taxes and extraordinary item	9,636,375	4,051,979	27,157,308	13,315,186
Provision for income taxes	2,899,713	467,835	8,243,262	3,432,465
Income before extraordinary item	6,736,662	3,584,144	18,914,046	9,882,721
Extraordinary gain on acquisition of BankTrust	4,898	—	4,419,118	—
Net income	$6,741,560	$3,584,144	$23,333,164	$9,882,721
Earnings per share:
Basic:
Income before extraordinary item	$0.34	$0.26	$1.11	$0.71
Extraordinary item	—	—	0.27	—
Net income	$0.34	$0.26	$1.38	$0.71
Diluted:
Income before extraordinary item	$0.32	$0.25	$1.07	$0.69
Extraordinary item	—	—	0.26	—
Net income	$0.32	$0.25	$1.33	$0.69

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	Quarter Ended			Year Ended
	December 31,		September 30,	December 31,
	2004	2003	2004	2004	2003

Average shares outstanding - basic	19,520,978	13,886,916	17,533,828	16,523,373	13,881,272
Average outstanding shares- assuming dilution	20,327,629	14,239,812	18,232,905	17,152,261	14,234,168
Number of shares outstanding at end of period	19,564,086	13,947,396	19,498,534	19,564,086	13,947,396

Average Balances

Total assets	$2,037,687	$1,251,359	$1,950,915	$1,772,926	$1,140,850
Loans and leases, net of unearned	1,378,947	888,656	1,346,352	1,217,723	842,033
Interest-earning assets	1,961,032	1,198,185	1,875,626	1,701,842	1,088,775
Interest-bearing deposits	1,251,336	873,962	1,289,047	1,156,643	826,139
Interest-bearing liabilities	472,310	192,789	394,195	369,064	153,424
Preferred stock	10,763	—	10,763	7,176	—
Shareholders' equity	156,645	75,496	123,255	108,138	59,904

Financial Data

Total assets	$2,102,713	$1,320,934	$1,969,323	$2,102,713	$1,320,934
Loans and leases, net of unearned	1,387,613	899,392	1,366,377	1,387,613	899,392
Allowance for loan losses	19,039	9,394	20,186	19,039	9,394
Total deposits	1,409,036	984,549	1,381,144	1,409,036	984,549
Total borrowings	520,206	264,616	419,566	520,206	264,616
Preferred stock	10,763	—	10,763	10,763	—
Dividends on preferred stock	188	—	186	498	—
Shareholders' equity	158,915	65,075	152,890	158,915	65,075
Net income	6,742	3,584	5,377	23,333	9,883
Total interest income	30,485	18,735	28,566	103,476	71,516
Total interest expense	12,171	8,050	11,065	41,481	31,922
Provision for loan and lease losses	1,250	1,330	1,875	7,100	6,451
Non-interest income	2,272	1,775	2,038	8,057	5,456
Net gain on sale of loans and other assets	1,093	1,078	303	1,036	3,591
Non-interest expense	10,792	8,156	9,786	36,831	28,875
Income taxes	2,900	468	2,804	8,243	3,432
Net income before extraordinary item	6,737	3,584	5,377	18,914	9,883
Extraordinary item	5	—	—	4,419	—
Nonperforming assets	46,974	33,175	49,933	46,974	33,175
Nonperforming loans	40,533	26,758	43,322	40,533	26,758
Net charge-offs	2,397	1,021	1,079	8,357	3,975

Performance Ratios

Return on average assets (1)	1.32%	1.15%	1.10%	1.07%	0.87%
Return on average common equity (2)	18.47	18.99	19.12	19.30	16.50
Net interest spread (3)	3.51	3.35	3.55	3.47	3.41
Net interest margin (4)	3.88	3.70	3.84	3.77	3.75
Efficiency ratio (5)	48.24	58.59	48.05	50.31	57.86
Earnings per common share before extraordinary item - basic	$0.34	$0.26	$0.30	$1.11	$0.71
Earnings per common share before extraordinary item - diluted	0.32	0.25	0.28	1.07	0.69
Earnings per common share - basic	0.34	0.26	0.30	1.38	0.71
Earnings per common share - diluted	0.32	0.25	0.28	1.33	0.69

Asset Quality Ratios

Nonperforming assets to total assets	2.23%	2.51%	2.54%	2.23%	2.51%
Nonperforming loans to total loans	2.92	2.98	3.17	2.92	2.98
Allowance for loan and lease losses to total loans	1.37	1.04	1.48	1.37	1.04
Net charge-offs to average loans	0.70	0.46	0.32	0.69	0.47

(1)
Return on average assets (ROAA) is determined by dividing net income before extraordinary gain by average assets. Considering the extraordinary gain, ROAA was 1.32% for the year ended December 31, 2004.

(2)
Return on average common equity (ROAE) is determined by dividing net income before extraordinary gain by average common equity. Considering the extraordinary gain, ROAE was 23.81% for the year ended December 31, 2004.

(3)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(4)	Represents net interest income on fully taxable equivalent basis as a percentage of average interest-earning assets.
(5)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.